Exhibit 10.24

MPM HOLDINGS INC.

ANNUAL CASH INCENTIVE PLAN

1.	PURPOSE

The purpose of this Annual Cash Incentive Plan (this “Plan”) of MPM Holdings Inc. (the “Company”) is to provide key employees of the Company and its Affiliates the opportunity to earn annual cash incentive bonuses based on the achievement of performance metrics set forth herein and established by the Plan Committee from time to time.

2.	DEFINITIONS

(a)    “Affiliate” means any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

(b)    “Board” means the Company’s Board of Directors.

(c)    “Bonus” means an annual cash incentive bonus award granted and payable hereunder.

(d)    “Company Group” means, collectively, the Company and its Affiliates.

(e)    “Eligible Employee” means any individual employed by any member of the Company Group from time to time, including any individual hired following the adoption of this Plan.

(f)    “Employer” means, with respect to a Participant, the member of the Company Group that employs such Participant.

(g)    “Participant” means any employee of the Company or an Affiliate who has been designated by the Plan Committee as a Participant in the Plan, who has been granted a Bonus opportunity under the Plan.

(h)    “Performance Goal” means, for a Performance Year, the one or more goals established by the Plan Committee on which to base a Participant’s earned Bonus amount hereunder.

(i)    “Performance Year” means the calendar year with respect to which the attainment of one or more Performance Goals will be measured for the purpose of determining the Participant’s right to, and the payment with respect to, a particular Bonus under the Plan.

(j)    “Plan Committee” means the Compensation Committee of the Board, or if no such committee shall be constituted, the “Plan Committee” shall mean the Board.

3.	TERMS OF PARTICIPATION

(a)    Participation. The Plan Committee shall have full authority to determine which Eligible Employees are to participate in, and to receive Bonuses under, the Plan and the time when such individuals are to commence participation in the Plan. Only individuals selected by the Plan Committee for participation in the Plan shall be deemed Participants in the Plan.

(b)    Establishment of Bonus Opportunities. The Plan Committee may establish one or more Performance Years hereunder from time to time; provided, that no Performance Year hereunder shall extend beyond December 31, 2020. With respect to each Performance Year, the Plan Committee may designate one or more Participants to be given an opportunity to earn a Bonus hereunder, and shall determine each such Participant’s target Bonus amount for such Performance Year. Each Participant’s target Bonus amount for a given Performance Year shall be either a fixed dollar amount or a percentage of the Participant’s base salary during such Performance Year, and shall be provided to the Participant in writing. The actual Bonus that a Participant may earn for a given Performance Year hereunder may be less than or greater than his target Bonus amount based on the level at which the specified Performance Goals for such Performance Year are achieved.

(c)    Performance Goals.

(i)    The Performance Goal(s) hereunder may be based on the attainment of specific levels of performance of the Company (and/or one or more Affiliates, divisions, and/or operational and/or business units, product lines, brands, business segments, administrative departments, or units, or any combination of the foregoing) and may include any one or more the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, or gross profit or gross profit growth; (v) net operating profit or net operating income (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, net assets, capital, gross revenue or gross revenue growth, invested capital, equity, or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital), which may but are not required to be measured on a per-share basis; (viii) earnings before or after taxes, interest, depreciation, and amortization on an adjusted or unadjusted basis (including EBIT and EBITDA); (ix) gross or net operating margins or ratios; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total shareholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv) objective measures of customer satisfaction; (xv) working capital targets; (xvi) measures of economic value added or other “value creation” metrics; (xvii) enterprise value; (xviii) shareholder return; (xix) customer retention; (xx) competitive market metrics; (xxi) employee retention; (xxii) objective measures of personal targets, goals, or completion of projects (including but not limited to succession and hiring projects, completion of specific acquisitions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations, and meeting divisional or project budgets); (xxiii) cost of capital, debt leverage year-end cash position, or book value; (xxiv) strategic objectives, development of new product lines and related revenue, sales and margin targets, or international operations; or (xxv) any combination of the foregoing or any other objective or subjective performance goal determined by the Plan Committee. Any one or more of the Performance Goals may be stated as a percentage of other Performance Goals, or a percentage of a prior Performance Year’s Performance Goals, or used on an absolute, relative, or adjusted basis to measure the performance of the Company and/or one or more Affiliates as a whole or any divisions and/or operational and/or business units, product lines, brands, business segments, and/or administrative departments of the Company and/or one or more Affiliates or any combination thereof, as the Plan Committee may deem appropriate, or any of the above Performance Goals may be compared to the performance of a group of comparator companies, or a published or special index that the Plan Committee deems appropriate, or as compared to various stock market indices.

(ii)    The Plan Committee may alter Performance Goals to reflect any of the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) material events or transactions that are of an unusual nature, or of a type that indicates infrequency of occurrence, or both, as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; (ix) discontinued operations and nonrecurring charges; (x) a change in the Company’s fiscal year; and (xi) any other reason deemed necessary and equitable by the Plan Committee to preserve the intended economic outcome of a given Bonus opportunity as measured at the commencement of a given Performance Year.

(d)    Determination and Payment of Bonuses. Within one hundred twenty (120) days following the end of each Performance Year established under this Plan, the Plan Committee shall determine the extent to which the applicable performance goals have been achieved for such Performance Year, and the extent to which the Participants hereunder have earned a Bonus in respect thereof. Any Bonus determinations hereunder shall be made by the Plan Committee in its sole discretion. To the extent earned, a Bonus hereunder shall be paid to the Participant on the Company’s first regularly scheduled payroll date following the Plan Committee’s determination thereof.

(e)    Obligation of Continued Employment. Notwithstanding any other provision of this Plan, or any other policies, procedures or any other agreement between the Company and the Participant, except as otherwise explicitly set forth in a writing from the Company governing a Bonus awarded hereunder, an individual selected for participation in the Plan shall cease to be a Participant and shall not be eligible for, or otherwise entitled to, any Bonus payment under the Plan if that Participant ceases Eligible Employee status for any reason prior to the payment date of any Bonus awarded hereunder.

(f)    Clawback/Forfeiture. Notwithstanding anything to the contrary contained herein, the Plan Committee may provide that (i) clawback, forfeiture, or similar provisions shall apply if the Participant engages in activity that is in conflict with or adverse to the interests of the Company or any of its Affiliates at any time, or during a specified time period, including fraud or conduct contributing to any financial restatements or irregularities, or if the Participant violates a non-compete, non-solicit, nondisclosure, or non-disparagement covenant or agreement with the Company or any of its Affiliates, or if the Participant violates any other policy, procedure, or rule applicable to the Participant in a manner that adversely affects or could reasonably be expected to adversely affect the business or reputation of the Company or any of its Affiliates, or if the Participant’s employment or service is terminated for “cause” (as such term is defined in the sole discretion of the Plan Committee, or as set forth in a written agreement relating to a Bonus between the Company and the Participant); (ii) in the case of an event described in the preceding clause (i), the Participant must promptly repay any previously paid Bonus amounts to the Company, and that all then-outstanding Bonus opportunities held by such Participant hereunder shall terminate; and/or (iii) if the Participant receives any amount in excess of what the Participant should have received under the terms of a Bonus for any reason (including without limitation by reason of a financial restatement, mistake in calculations, or other administrative error), all as determined by the Plan Committee, then the Participant shall be required to promptly repay any such excess amount to the Company. In addition, the Company shall retain the right to bring an action at equity or law to enjoin the Participant’s activity and recover damages resulting from such activity. Further, to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of New York Stock Exchange or any other national securities exchange on which the Company’s common equity securities are listed or quoted, or if so required pursuant to a written policy adopted by the Company, Bonuses shall be subject (including on a retroactive basis) to clawback, forfeiture, or similar requirements (and such requirements shall be deemed incorporated by reference into this Plan document).

4.	ADMINISTRATION

(a)    Authority of Plan Committee. The Plan shall be administered by the Plan Committee. Subject to the express provisions of this Plan, the Plan Committee shall have sole authority to interpret the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan. All determinations and interpretations of the Plan Committee shall be final, binding, and conclusive as to all persons. The Board may at any time and from time to time grant Bonuses and administer the Plan with respect to such Bonuses. In any such case, the Board shall have all the authority granted to the Plan Committee under the Plan.

(b)    Delegation of Authority. The Plan Committee may delegate all or any portion of its responsibilities and powers under the Plan to any one or more of its members or to any one or more members of the Board or to one or more of the Company’s executive officers or members of the Company’s senior management team.

(c)    No Requirement of Uniformity. There is no requirement that the amount of any Bonus, or form or terms of any Bonus, for any Eligible Employee be uniform as to particular individuals or as to any one or more classes of Eligible Employees or Participants.

(d)    No Liability of Plan Committee Members. No member of the Plan Committee, nor any employee, officer, agent, or director of the Company Group, shall be personally liable by reason of any action taken with respect to the Plan for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer, agent, and director of the Company Group, including each member of the Plan Committee, to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including reasonable counsel fees, which shall be advanced to such person prior to final resolution) or liability (including any sum paid in settlement of a claim with the approval of the Plan Committee) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, bad faith, or gross negligence. Each member of the Plan Committee and each member of the Board (and each such member’s respective designees) shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent registered public accounting firm of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Plan Committee or the Board, other than such member or designee.

5.	AMENDMENT OR TERMINATION

The Plan Committee may amend, suspend, or terminate the Plan or any portion thereof at any time; provided, however, that unless the written consent of a Participant is obtained, no such amendment, suspension, or termination shall adversely affect the rights of such Participant with respect to any then-outstanding Bonus opportunity, and provided further, however, that only the Board may amend Section 4(a) hereof. For the avoidance of doubt, in no event shall a termination of this Plan affect the terms or payment of any then-outstanding Bonus opportunity, which shall thereafter continue to be governed by the terms of the Plan as in effect prior to such termination.

6.	GENERAL PROVISIONS

(a)    Confidentiality. By accepting a Bonus under the Plan, each Participant agrees to keep the existence and terms of the Plan and his Bonus strictly confidential at all times, and shall not disclose the existence or terms of the Plan or Bonus to any other person. Each Participant’s obligation of confidentiality will continue to apply at all times both before and after payment of any Bonus hereunder, including following any termination of employment.

(b)    Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under the Plan. Notwithstanding anything contained herein to the contrary, to the extent that any person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

(c)    Withholding. Payments under this Plan are subject to all applicable federal, state, and local income tax withholdings and other payroll deductions. The Company shall deduct from all amounts paid to a Participant under the Plan all federal, state, local, and other taxes, and all other applicable payroll deductions, required to be withheld with respect to the payment of any Bonus hereunder.

(d)    Not an Employment Contract. Nothing contained herein shall give any Participant the right to be retained in the employment of the Employer, any other entity in the Company Group, or any successor thereto, or affect the Employer’s right to dismiss any employee at will for any reason or no reason.

(e)    No Effect on Other Compensation. Payments made hereunder shall not be taken into account when computing a Participant’s salary or compensation for purposes of determining any benefits or compensation under (i) any pension, retirement, life insurance, severance, or other benefit plan of the Company or any member of the Company Group (including any successor) or (ii) any agreement between the Company or any member of the Company Group (including any successor) and a Participant.

(f)    Section 409A. It is intended that the payments to be made under this Plan shall comply with the “short-term deferral exemption” provided under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”), and the Plan Committee shall interpret the Plan provisions accordingly. Notwithstanding such, in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on any Participant by Section 409A or any damages for failing to comply with Section 409A, other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A.

(g)    No Assignment. No Participant may assign, sell, encumber, transfer, or otherwise dispose of any rights or interests under the Plan except by will or the laws of descent and distribution. Any attempted disposition in contravention of the preceding sentence shall be null and void.

(h)    Binding Nature of the Plan. This Plan shall be binding upon the heirs, executors, administrators, trustees, successors, and permitted assigns of the parties, including each Participant, present and future, and any successor to the Company and its Affiliates.

(i)    Notices. Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given (i) if delivered by hand, on the date of such delivery; (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing; and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

(j)    Governing Law; Venue; Waiver of Jury Trial. The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. Each Participant, by accepting a Bonus under the Plan, agrees to waive all right to a trial by jury in any proceeding arising out of or relating to the Plan or the other agreements and instruments delivered hereunder or the transactions contemplated hereby or thereby. Each Participant irrevocably submits to the exclusive jurisdiction of the federal courts located within the State of Delaware (or, if subject matter jurisdiction in such court is not available, in any state court located within Wilmington, Delaware) over any dispute arising out of or relating to the Plan.

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